UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material under § 240.14a-12

LXP INDUSTRIAL TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒    No fee required

☐    Fee paid previously with preliminary materials

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
OF LXP INDUSTRIAL TRUST
TO BE HELD ON MAY 19, 2026

This is a supplement (the “Supplement”) to the definitive proxy statement (the “Proxy Statement”) of LXP Industrial Trust (the “Trust”), dated April 3, 2026, furnished to shareholders of the Trust in connection with the solicitation of proxies by the Trust’s Board of Trustees (the “Board”) for use at the 2026 annual meeting of shareholders to be held on May 19, 2026. This Supplement is being filed with the Securities and Exchange Commission and is being made available to the shareholders of the Trust on or about April 21, 2026. This Supplement should be read in conjunction with the Proxy Statement.
Reverse Split
On November 10, 2025, the Trust effected a reverse split (the “Split”) of its shares of beneficial interest, par value $0.0001 per share, classified as “common stock” (“Common Shares”). The Split, which was unanimously approved by the Board, was expected to increase the granularity of earnings per share metrics, reduce the listing costs for the Trust and reduce transaction costs for investors trading in the Common Shares (costs which can be based on number of shares).
As a result of the Split, each outstanding Common Share automatically reclassified into 1/5th of a Common Share, such that the number of outstanding Common Shares was reduced to approximately 59.2 million shares. In connection with the Split, the Board also approved an amendment to the Trust's declaration of trust that resulted in the par value per Common Share at $0.0001. Pursuant to Maryland law, the Split, including the par value adjustment, did not require approval.
The Board was not permitted under Maryland law and the Trust’s declaration of trust to effect a pro rata reduction of authorized Common Shares without shareholder approval. As a result, the Common Shares authorized pursuant to the declaration of trust were not changed and remain at 600,000,000 shares. If the authorized Common Shares were reduced pro rata consistent with the terms of the Split, the authorized Common Shares would be reduced to 120,000,000 shares (the “Adjusted Authorized Share Amount”).
The Trust intends to submit for shareholder approval at the 2027 Annual Meeting of Shareholders a proposal to amend the declaration of trust to reduce the authorized Common Shares to the Adjusted Authorized Share Amount. In addition, the Trust will not issue Common Shares in excess of the Adjusted Authorized Share Amount without prior shareholder approval.